Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2000 relating to the financial statements of Mannatech, Incorporated, which appears in Mannatech's Annual Report on Form 10-K for the year ended December 31, 1999.

PricewaterhouseCoopers LLP

Dallas, Texas
October 6, 2000